Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076, 333-87898, and 333-127216 on Form S-8 and Nos. 333-87866 and 333-127215 on Form S-3 of our reports dated January 30, 2006, relating to the financial statements and financial statement schedules of Unitrin, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing and incorporated by reference in this Annual Report on Form 10-K of Unitrin, Inc. and subsidiaries for the year ended December 31, 2005.

Deloitte & Touche LLP

Chicago, Illinois

January 30, 2006